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NEWS RELEASE
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DENNY’S REPORTS SAME-STORE SALES AND PRELIMINARY RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR 2008

-  Company Expects to Meet or Exceed its Previous Guidance for Full-Year 2008  -

Spartanburg, S.C., January 15, 2009 – Denny’s Corporation (NASDAQ: DENN) today reported same-store sales for its company-owned and franchised restaurants during the quarter and year ended December 31, 2008 compared with the related periods in fiscal year 2007.

Nelson Marchioli, President and Chief Executive Officer, stated, “We expect to report continued income growth in the fourth quarter despite the ongoing macroeconomic decline.  While driving customer traffic remained difficult, we executed on our strategic initiatives and cost-saving actions in order to protect our operating margins and cash flow.  In the fourth quarter, we sold 17 additional restaurants to franchisees under our Franchise Growth Initiative (FGI), for a total of 79 restaurants sold in 2008.  The FGI program enabled Denny’s to open 34 new restaurants in 2008, its most successful development year since 2002.”

	4th Quarter		Full Year
	2008	2007	2008	2007
Same-Store Sales
Company Restaurants	(3.2%)	(1.2%)	(1.4%)	0.3%

Franchised Restaurants	(7.2%)	0.3%	(4.6%)	1.7%

System-wide Restaurants	(6.1%)	(0.2%)	(3.7%)	1.2%

Company Restaurant Sales Detail
Guest Check Average	4.6%	6.3%	5.9%	4.6%
Guest Counts	(7.5%)	(7.1%)	(6.9%)	(4.1%)

The Denny’s system is now comprised of 80% franchised and licensed restaurants and 20% company restaurants compared with 66% franchised and licensed restaurants and 34% company restaurants prior to the launch of FGI in 2007.  In addition to the FGI transactions completed in the fourth quarter, Denny’s franchisees opened 12 new restaurants bringing the total number of new Denny’s opened across the system in 2008 to 34, which represents a 48% increase in new restaurant development over the prior year.

Based on preliminary, unaudited results for the fourth quarter of 2008, Denny’s expects to meet or exceed its previous guidance for full-year adjusted income before taxes of $20 million, which represents an increase of more than 90% over the prior year.  The improvement in Denny’s 2008 earnings is attributable to growth in its higher-margin franchise business and proactive food cost management, as well as lower depreciation expense from asset sales and lower interest expense from debt reduction.  In addition, Denny’s expects to report total operating revenue of approximately $184 million compared with $220 million in the prior year period due primarily to the sale of 79 company restaurants over the last four quarters.

Further Information

Denny’s expects to release financial and operating results for its fourth quarter and year ended December 31, 2008 after the markets close on Wednesday, February 18, 2009.

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 315 company-owned units and 1,226 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website at ir.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2007 (and in the Company’s subsequent quarterly reports on Form 10-Q).